Exhibit 5.1

90 SOUTH SEVENTH STREET • SUITE 4950 • MINNEAPOLIS, MINNESOTA 55402

TELEPHONE: +1.612.217.8800 • JONESDAY.COM

February 25, 2026

APi Group Corporation

1100 Old Highway 8 NW

New Brighton, Minnesota 55112

Re:	Registration Statement on Form S-8 filed by APi Group Corporation

Ladies and Gentlemen:

We have acted as counsel for APi Group Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Securities Act”) of (i) 5,000,000 shares of common stock, par value $0.0001 per share, of the Company (“Shares”) issuable pursuant to the APi Group, Inc. Profit Sharing & 401(k) Plan, as amended (the “Profit Sharing Plan”), (ii) 3,000,000 Shares issuable pursuant to the APi Group, Inc. 401(k) Safe Harbor Plan (the “Safe Harbor Plan”) and (iii) 2,000,000 Shares issuable pursuant to the Vipond Inc. Employees’ Profit Sharing Plan (together with the Profit Sharing Plan and the Safe Harbor Plan, the “Plans”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plans will be, when issued or delivered and sold in accordance with such Plan, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plans will be in full force and effect at all times at which such Shares are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID • MELBOURNE • MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

APi Group Corporation

February 25, 2026

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day